UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 22, 2010 (November 19, 2010)

Energy XXI (Bermuda) Limited
(Exact name of registrant as specified in its charter)

BERMUDA	001-33628	98-0499286
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Canon’s Court, 22 Victoria Street, P.O. Box HM
1179, Hamilton HM EX, Bermuda
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (441) 295-2244

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Exxon Acquisition

    On November 19, 2010, Energy XXI GOM, LLC, an indirect wholly-owned subsidiary of Energy XXI (Bermuda) Limited (the “Company”), entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Exxon Mobil Corporation, Mobil Oil Exploration & Producing Southeast Inc., ExxonMobil Pipeline Company and Mobil Eugene Island Pipeline Company (collectively, “Exxon”) to acquire (the “Exxon acquisition”) certain shallow-water Gulf of Mexico shelf oil and natural gas interests (the “Exxon properties”) for $1.012 billion in cash (the “Consideration”). The properties include nine fields on the Gulf of Mexico shelf, generally located between Energy XXI's existing core South Timbalier and Main Pass operations in water depths of 470 feet or less.  In connection with the Exxon acquisition, Exxon has retained an overriding royalty interest of five percent of eight-eighths with respect to mineral interests below the lowest known producing geological formation depths in the Exxon properties. Simultaneously with the Exxon acquisition, the Company placed $101.2 million of the Consideration into an interest bearing account as a performance deposit to be paid to Exxon upon the closing of the Exxon acquisition.

    The Company intends to finance the Exxon acquisition with (i) $450.0 million in borrowings under a term loan (the “Term Loan”), as further described below, or the issuance of senior debt securities, (ii) $350.0 million in borrowings under the Company’s revolving credit facility and (iii) cash on hand. The Company expects the Exxon acquisition to close on or about December 20, 2010, subject to the satisfaction of the other closing conditions of the parties, as further described below.

    The Purchase Agreement contains customary representations, warranties and covenants between the parties. In addition to customary closing conditions, the closing of the Exxon acquisition is also conditioned upon the receipt of a standby letter of credit from the Company in the amount of $225.0 million to cover certain obligations to abandon, restore and remediate the Exxon properties (the “Standby Letter of Credit”). The Standby Letter of Credit is subject to redetermination beginning thirty days prior to January 1, 2016 and each three years thereafter and will terminate within 120 days from the date Exxon receives evidence that the Company has performed all obligations to abandon, restore and remediate the Exxon properties. The Company expects to issue the Standby Letter of Credit under the Company’s revolving credit facility. The Company also expects to record as a liability an asset retirement obligation of approximately $200.0 million related to the Exxon properties representing the estimated present value of future plugging, abandonment and remediation obligations.

    Concurrent with the execution of the Purchase Agreement, Energy XXI Gulf Coast, Inc., an indirect wholly-owned subsidiary of the Company, received a commitment letter from The Royal Bank of Scotland plc, RBS Securities Inc., BNP Paribas, BNP Paribas Securities Corp, UBS Loan Finance LLC and UBS Securities LLC to fund the Term Loan.

    A copy of the Purchase Agreement is attached hereto as Exhibit 2.1, which is incorporated by reference into this Item 1.01. The foregoing summary of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to Exhibit 2.1 hereto.

Item 7.01 Regulation FD Disclosure.

On November 21, 2010, the Company issued a press release announcing the Exxon Acquisition.  A copy of that press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 7.01.

In accordance with General Instruction B.2. of Form 8-K, the information presented under this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
2.1
Purchase and Sale Agreement, dated November 19, 2010, among Energy XXI GOM, LLC, Exxon Mobil Corporation, Mobil Oil Exploration & Producing Southeast Inc., ExxonMobil Pipeline Company and Mobil Eugene Island Pipeline Company.

99.1	Press Release of Energy XXI (Bermuda) Limited, dated November 21, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Energy XXI (Bermuda) Limited

By:	/s/ David West Griffin
Name:	David West Griffin
Title:	Chief Financial Officer
November 22, 2010

EXHIBIT INDEX

Exhibit Number	Description
2.1
Purchase and Sale Agreement, dated November 19, 2010, among Energy XXI GOM, LLC, Exxon Mobil Corporation, Mobil Oil Exploration & Producing Southeast Inc., ExxonMobil Pipeline Company and Mobil Eugene Island Pipeline Company.

99.1	Press Release of Energy XXI (Bermuda) Limited, dated November 21, 2010.